Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Appoints Mark Fruehan and Patrick Gray to Board of Directors

SAN DIEGO, CA – June 15, 2011 – Axesstel (OTCQB: AXST), a leading provider of fixed wireless voice and broadband data products to the worldwide telecommunications market, announced that it has appointed wireless industry veteran Mark Fruehan and CFO Patrick Gray to its Board of Directors.

Mark Fruehan is currently the Executive Vice President, Sales and Business Development for AdMarvel, an Opera Software ASA company, a position that he has held since 2008. AdMarvel is the world-wide leader in mobile ad serving, mediation and monetization infrastructure. Since 2007, Mr. Fruehan has been a partner with Mobility partners, a venture capital firm focused on early stage investments in the wireless, broadband and network transactional spaces. From 2001 to 2007, Mr. Fruehan served as Chief Business Development Officer for VeriSign Communication Services, a subsidiary of VeriSign, Inc. (Nasdaq: VRSN). From 1996 to 1999, he was the Senior Vice President of Corporate Development for Cellstar Corporation. During this time CellStar was the largest mobile device distributor and value added logistics provider for the wireless telephony market. At Cellstar, he was responsible for global business development and mergers and acquisitions. Mr. Fruehan currently serves on the Board of Directors of Wau Movil, a privately held company. Wau Movil is the largest mobile transaction provider in Latin America capable of reaching half a billion subscribers everyday. Mr. Fruehan received a bachelor of science in economics from Penn State University.

Mr. Fruehan will take the position of long-time director Jai Bhagat who elected not to stand for re-election this year, and has stepped off the Board. Mr. Bhagat had served as a director of the Company since 2003.

“We are very pleased to be able to bring Mark Fruehan to our Board of Directors,” commented Osmo Hautanen, Chairman of Axesstel’s Board of Directors. “We intend to capitalize on Mark’s extensive knowledge of the Tier 1 wireless carriers in the United States as we focus more of our strategic attention to North America. Both the Board and the management of the Company also extend their sincere appreciation to Jai for the years of service he has provided.”

In addition to Mr. Fruehan, Patrick Gray, the Company’s chief financial officer has also been appointed to the Board.

“Pat has been a significant contributor to the Company,” said Clark Hickock, chief executive officer. “In addition to overseeing our financial and accounting operations, he has been instrumental in shaping our strategic direction, and we look forward to his contribution as a member of the Board.”

The Board is now comprised of five individuals, including two inside directors: Clark Hickock, the chief executive officer, and Patrick Gray the chief financial officer. The Board also has three members that meet the independence standards under the Nasdaq and NYSE standards: Mark Fruehan, Richard Gozia and Osmo Hautanen.

About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider of fixed wireless voice and broadband access solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes wireless desktop phones and terminals for wire-line replacement applications, 3G and 4G broadband modems and gateway devices, machine to machine security devices, fixed wireless phones and voice/data terminals for high-speed data and voice calling services. The company has supplied millions of fixed wireless phones, modems, and gateways to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2011 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.